Exhibit 99.1

Picard Medical, Inc. and SynCardia Systems LLC CEO to Present at CSI Focus D-HF 2025 in Frankfurt, Germany

Tucson, Ariz. December 3, 2025 - Picard Medical, Inc. (NYSE American: PMI) (“Picard” or the “Company”), parent company of SynCardia Systems LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced that Patrick NJ Schnegelsberg, CEO will attend and present data on the fully implantable Emperor Total Artificial Heart (TAH) at the upcoming CSI Focus D-HF (Device Therapies in Heart Failure) conference, scheduled for December 5th through 6th, 2025 in Frankfurt, Germany.

Details of the presentation are below:

Date: Saturday, December 6, 2025

Time: 13:00 – 13:45 CET
Session: Durable Mechanical Circulatory Support
Location: Red Room

About CSI Focus D-HF

CSI Focus D-HF (https://www.csi-congress.org/dhf) is the leading global workshop dedicated to device-based therapies for heart failure. It brings together leading interventional cardiologists, engineers, academic researchers, and industry innovators to explore the next generation of heart failure device solutions, including ventricular restoration, neuromodulation, interatrial shunts, implantable monitoring systems, and telemedicine enabled strategies. The conference attracts an international cross-section of experts focused on advancing heart failure device therapies.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world.

For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Contact:

Investors
Eric Ribner
Managing Director
LifeSci Advisors LLC
eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC
IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com